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Exhibit 23.2

Report of Independent Registered Public Accounting Firm on
Financial Statement Schedules

To the Stockholders and Directors of Griffin Land & Nurseries, Inc.

Our audits of the consolidated financial statements referred to in our report dated February 24, 2005 appearing in the 2004 Annual Report on Form 10-K of Griffin Land & Nurseries, Inc. also included an audit of the financial statement schedules listed in Item 15(a)(2) of this Form 10-K. In our opinion, these financial statement schedules present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP
Hartford, Connecticut February 24, 2005

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Report of Independent Registered Public Accounting Firm on Financial Statement Schedules